Exhibit 10.20

October 11, 2019

Mr. Tim Saunders

By email

Re: Agreement re Severance of Employment Relationship

Dear Tim:

The purpose of this letter is to confirm the discussions that we have had concerning the conclusion of your employment relationship with Tweed Inc. (“the Company”) and to arrive at a mutually agreeable position.

As discussed, we have now agreed as follows:

1.

Except as now modified by the terms of this letter, the terms and conditions of your written contract of employment, as most recently amended on June 1, 2019, shall continue to govern the terms of our relationship.

2.	Your employment with the Company and, for the avoidance of any doubt, Canopy Growth Corporation and all its related companies, shall terminate effective November 15, 2019.
3.

The Company shall pay you your Basic Salary, by way of lump sum up to and including May 31, 2020 on or about November 15, 2019.  However, and for the avoidance of any doubt, November 15, 2019, shall be the date on which your employment terminates and all post-employment obligations commence.

4.	The Company shall maintain your benefits of employment through to December 31, 2020.
5.

All options and RSUs of the Company previously granted to you, including any unvested options, shall become fully vested in you effective November 15, 2019.  Such options shall continue to be exercisable thereafter in accordance with the terms of the CGC omnibus incentive plan until March 31, 2021, on which date, if such instruments have not yet been exercised by you, they shall automatically expire.

[Balance of Page Intentionally Left Blank.  Signature Page Follows.]

Tim, on behalf of everyone at Tweed, I thank you for your contributions to the Company.  We would not be here without you!

Yours most genuinely,

/s/ Mark Zekulin

Mark Zekulin
CEO

I, Tim Saunders, hereby acknowledge receipt of this letter dated September 25, 2019.  I have had sufficient time to review this letter, ask questions about its contents, and have been advised to review it with a lawyer. If I did not do any of those things, it is because I understood the terms of the letter and did not feel that I needed to do so.

I further hereby wholly and forever release, remise and discharge CANOPY GROWTH CORP. and all of its predecessors, subsidiaries and affiliates, and all of the corporation’s officers, directors, shareholders, agents and employees (together “Canopy”) from any and all actions, causes of action, contracts (whether expressed or implied), claims and demands for damages, loss, or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, I ever had, now have, or may hereafter have, by reason of or arising out of my employment with Canopy, or the cessation thereof. Without limiting the generality of the foregoing, I hereby acknowledges that the said payment is in satisfaction of all claims for damages (including pecuniary, general and mental distress damages), including all non-salary benefits ordinarily provided to him or on his behalf in respect of my employment, wages, salary, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, insurance and other benefits howsoever arising out of my employment with Canopy, and the cessation of that employment, whether available pursuant to contract, common law, or any statute including, but not limited to the Ontario Employment Standards Act, 2000 and the Ontario Human Rights Code, and including any claim for reinstatement or other forms of statutory relief.  Such release to be held in escrow, and shall be voidable at either party’s option, until November 15, 2019.

SIGNED this 11 day of October, 2019

/s/ Tim Saunders
TIM SAUNDERS

BEFORE _/s/ Janice Saunders______, who witnessed my signature above and would and could attest to such fact if reasonably requested to do so.

/s/ Janice Saunders
WITNESS NAMED ABOV

Tim Saunders

Final Pay

Start Date:	Jun 1, 2015
Date of termination:	Nov 15, 2019
Effective Last day:	Nov 15, 2019
Benefits extended until:	Dec 31, 2020

Yearly Salary	270,000.00
Daily Rate	1,038.46
Weekly Rate	5,192.31

Additional Payment (weeks)	28	(Nov 15, 2019 – May 31, 2020)
Vacation days per year	20	Per Contract
Vacation days remaining	38.39	(until May 31, 2020)

FINAL PAY

Last Pay	10,384.62 (10 days = Nov 4,5,6,7,8,11,12,13,14,15, 2019)
Vacation Remaining	39,866.54 (38.39 days)
Additional Payment	145,384.62 (28 weeks)
TOTAL FINAL PAY	195,635.77

Notes:

1.	Vacation remaining will be paid on November 22, 2019
2.	Additional payment would be paid on November 22, 2019
3.	Final wages up to and including May 31, 2020, will be included on the November 22, 2019 payroll